EXHIBIT 10.27

LICENSE AGREEMENT

No. 206-01.LIC

THIS AGREEMENT (the “Agreement”), made this 2nd day of August, 1999 (the “EFFECTIVE DATE”), is by and between the ARIZONA BOARD OF REGENTS, a body corporate of the State of Arizona, acting on behalf of and for ARIZONA STATE UNIVERSITY, of Tempe, Arizona (“ASU”) and OXiGENE Europe AB, a corporation organized under the laws of Sweden having its principal place of business located at Blasieholmsgatan 2c, S-111 48 Stockholm, Sweden (“LICENSEE”), a subsidiary of OXiGENE Inc., a Delaware corporation having its principal place of business located at One Copley Place, Suite 602, Boston, MA 02116.

RECITALS

A.	Certain inventions, generally characterized as a family of drugs known under the name “combretastatins”, collectively referred to as the “TECHNOLOGY”, were made and continue to be made in the course of research at ASU by G. Robert Pettit and others and are and will be covered by ASU’S COLLECTIVE PATENT RIGHTS, as defined below;

B.	The National Cancer Institute sponsored part of the development of the TECHNOLOGY (as defined below) and as a consequence this license is subject to overriding obligations to the Federal Government as set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations;

C.	The LICENSEE is a “small business firm” as defined in 15 U.S.C. 632;

D.	ASU represents and warrants that it has the right to grant licenses to make, have made, use and sell products or services covered by ASU’s COLLECTIVE PATENT RIGHTS under such patent rights, together with any patents which may issue on it, and related improvements, and all patents throughout the world corresponding to those patents and improvements;

E.	ASU is desirous that the TECHNOLOGY be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public; and

F.	The LICENSEE is desirous of obtaining certain rights from ASU for the commercial development, use, and sale of products or services covered by ASU’s COLLECTIVE PATENT RIGHTS, and ASU is willing to grant such rights on the terms and conditions set forth herein.

AGREEMENT

1.	DEFINITIONS

1.1	“AFFILIATE” means any corporation or other business entity that, directly or indirectly, controls, is controlled by or is under control with LICENSEE where control shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such entity; provided, however, that in any country where the local law shall not permit foreign equity participation of at least 50%, then an “AFFILIATE” shall include any company in which the LICENSEE shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2	“ASU’s PATENT RIGHTS I” or “ASU PATENT RIGHTS I” shall mean patent rights to any subject matter claimed in or covered by any of the following:

Under ASU Case No. 224:

U.S. Patent No. 4,996,237 entitled “Combretastatin A-4”

Under ASU Case No. 700:

U.S. Patent No. 5,56l,l22 entitled “Combretastatin A-4 Prodrug”

and any corresponding extensions or foreign applications or patents, if any.

1.3	“ASU’s PATENT RIGHTS II” or “ASU PATENT RIGHTS II” shall mean patent rights to any subject matter claimed in or covered by any of the following:

Under ASU Case No. 98-014:

PCT Patent Application Serial No. US99/00419, entitled “Synthesis of Combretastatin A-4 Prodrugs and Trans-isomers Thereof”

and any corresponding extensions or foreign applications or patents.

1.4	“ASU’s PATENT RIGHTS III” or “ASU PATENT RIGHTS III” shall mean patent rights to any subject matter claimed in or covered by any of the following:

Under ASU Case No. 206:

U.S. Patent Nos. 5,409,953 & 5,569,786, entitled “Isolation, Structural Elucidation and Synthesis of Novel Antineoplastic Substances Denominated “Combretastatins”

Under ASU Case No. 516:

U.S. Patent No. 4,940,726, entitled “Cell Growth Inhibitory Macrocyclic

Lactones Denominated Combretastatin D-1 and Combretastatin D-2” and any corresponding extensions or foreign applications or patents.

1.5	“ASU’s PATENT RIGHTS IV” or “ASU PATENT RIGHTS IV” shall mean patent rights to any subject matter claimed in or covered by continuing applications deriving from ASU PATENT RIGHTS I or ASU PATENT RIGHTS II or ASU PATENT RIGHTS III including all additions, renewals, divisions, substitutions, continuations and continuation-in-part applications; any patents issuing on said applications or continuing applications including reissues; and any corresponding extensions or foreign applications or patents. For the purposes of this agreement, this definition shall include only patent rights deriving from research conducted using funding from either ASU internal funds, philanthropic funds or funds from the United States Government. Inventions which are made exclusively under funding from third party for-profit entities or Arizona State Agencies are excluded. Also excluded are inventions that are made under funding from third party for-profit entities or Arizona State Agencies in combination with funding sources other than the United States Government.

1.6	“ASU’s PATENT RIGHTS V” or “ASU PATENT RIGHTS V” shall mean patent rights to any subject matter directed at any compound or group of compounds which are “COMBRETASTATINS” as defined herein and that is not claimed in or covered by ASU PATENT RIGHTS I, ASU PATENT RIGHTS II, ASU PATENT RIGHTS III or ASU PATENT RIGHTS IV. For the purposes of this agreement, this definition shall include only patent rights deriving from research conducted using funding from either LICENSEE or ASU internal funds, philanthropic funds or funds from the United States Government. Inventions which are made exclusively under funding from third party for-profit entities or Arizona State Agencies are excluded. Also excluded are inventions that are made under funding from third party for-profit entities or Arizona State Agencies in combination with funding sources other than the United States Government.

1.7	“ASU’s COLLECTIVE PATENT RIGHTS” or “ASU COLLECTIVE PATENT RIGHTS” shall mean the compilation of ASU’s PATENT RIGHTS I, ASU’s PATENT RIGHTS II, ASU’s PATENT RIGHTS III, ASU’s PATENT RIGHTS IV and such of ASU’s PATENT RIGHTS V as are licensed to LICENSEE pursuant to exercise of the Option granted in Paragraph 2.1.2 hereof.

1.8	“COMBRETASTATINS” shall mean cancer cell growth inhibitory substances derived from the bush willow Combretum caffrum.

1.9	“INVENTOR” shall, for the purposes of the Agreement, mean Dr. George R. Pettit and others whose names appear on the patents or patent applications described under Paragraphs 1.2, 1.3, 1.4, 1.5 and 1.6.

1.10	“KNOW-HOW” shall mean all technical data, information, materials and technical expertise that relates to TECHNOLOGY, including without limitation,

chemical and physical data and techniques, clinical data, medical uses, product forms, formulations, and specifications.

1.11	“LICENSED FIELD OF USE” shall mean all uses of LICENSED PRODUCTS or LICENSED METHODS.

1.12	LICENSED METHOD” shall mean any method, procedure, process or other subject matter whose use or practice would constitute, but for any license granted to LICENSEE hereunder, an infringement of any VALID CLAIM contained in the ASU COLLECTIVE PATENT RIGHTS, as defined herein.

1.13	“LICENSED PRODUCT” shall mean any material, composition, composition of matter, compound, device or embodiment the manufacture, use or sale of which would constitute, but for the license granted to the LICENSEE pursuant to this Agreement, an infringement of any VALID CLAIM contained in the ASU COLLECTIVE PATENT RIGHTS, as defined herein.

1.14	“NET SALES” means the total of the gross invoice prices of LICENSED PRODUCTS sold by the LICENSEE, an AFFILIATE, or a SUB-LICENSEE, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed upon or levied with respect to any sale of LICENSED PRODUCTS; transportation and insurance charges; and allowances or credits because of rejections or returns or uncollectible amounts. Transfers to an AFFILIATE or SUB-LICENSEE for end use by the AFFILIATE or SUB-LICENSEE shall be treated as NET SALES.

1.15	“SUB-LICENSEE” shall mean any corporation or other business entity to which the LICENSEE has granted a sublicense under the ASU COLLECTIVE PATENT RIGHTS, as permitted herein.

1.16	“TECHNOLOGY” shall mean certain inventions relating to COMBRETASTATINS, which were made in the course of research at ASU by Drs. G. Robert Pettit, et al and which are covered by ASU COLLECTIVE PATENT RIGHTS, as defined herein.

1.17	“TERM” shall mean the period of time commencing on the EFFECTIVE DATE and continuing until the expiration in each country of the last to expire patent contained in ASU COLLECTIVE PATENT RIGHTS.

1.18	“TERRITORY” shall mean world-wide.

1.19	“VALID CLAIM” shall mean a pending claim in any patent application which has not been pending for more than five (5) years which, for the purposes of Paragraphs 1.12 and 1.13 shall be treated as if such pending claim were issued in its then-current form, or a claim in any issued unexpired patent included in ASU COLLECTIVE PATENT RIGHTS which has not been held unpatentable or invalid or unenforceable by a decision of a court or other competent authority, which is not appealable or not appealed within the time allowed for appeal, and which has not been admitted to be invalid through reissue or disclaimer or otherwise.

2.	GRANT

2.1	ASU hereby grants to LICENSEE an exclusive license in the TERRITORY and in the LICENSED FIELD OP USE, which shall include the right to grant sub-licenses, under ASU COLLECTIVE PATENT RIGHTS in accordance with the specific rights granted under the sub-Paragraphs 2.1.1 and 2.1.2 below:

2.1.1	For ASU’s PATENT RIGHTS I, II, III & IV:

ASU hereby grants to LICENSEE an exclusive license along with the right to use related TECHNOLOGY and KNOW-HOW, to develop, have developed, make, have made, market, import, sell, and otherwise use LICENSED PRODUCTS and to practice the LICENSED METHODS under ASU’s PATENT RIGHTS I, ASU’s PATENT RIGHTS II, ASU’s PATENT RIGHTS III and ASU’s PATENT RIGHTS IV.

2.1.2	For ASU’s PATENT RIGHTS V:

ASU hereby grants to LICENSEE an option (“Option”) to obtain a license hereunder to each individual compound that is claimed in or covered by ASU’s PATENT RIGHTS V, which license shall be an exclusive license in the TERRITORY and in the LICENSED FIELD OF USE, including the right to grant sub-licenses, along with the right to use related ASU COLLECTIVE PATENT RIGHTS, TECHNOLOGY and KNOW-HOW, to develop, have developed, make, have made, market, import, sell, and otherwise use related LICENSED PRODUCTS and to practice the related LICENSED METHODS for a specified individual compound that is claimed in or covered by ASU’s PATENT RIGHTS V. The Option shall be exercisable on a compound-by-compound basis by written notice given within six-months of the day LICENSEE receives notification and enabling disclosure from ASU in accordance with the due-diligence requirements contained in Paragraph 7.3 of this Agreement, of each new compound definable by ASU’s PATENT RIGHTS V. Upon exercise of any Option in accordance with the provisions of Paragraph 4.4.1, such compound and related ASU PATENT RIGHTS V, TECHNOLOGY and KNOW-HOW shall be licensed to LICENSEE hereunder as provided above for the consideration set forth herein.

2.1.3	Notwithstanding any other provision of this Agreement, failure by LICENSEE to exercise any Option granted pursuant to Paragraph 2.1.2 shall in no way affect or limit any license granted pursuant to Paragraph 2.1.1 hereof, or any license granted pursuant to Paragraph 2.1.2 upon exercise of any other Option.

2.2	Except as otherwise provided herein, the rights granted in Paragraph 2.1 shall extend for the TERM of this Agreement.

2.3	The license granted hereunder may be subject to all the applicable provisions of any Licenses to the United States Government executed by ASU, copies of which shall be provided to LICENSEE. The license granted hereunder is subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

2.4	ASU expressly reserves the right to use the TECHNOLOGY for educational and non-commercial research purposes. ASU agrees, however, that no material comprising TECHNOLOGY shall be transferred by ASU or the INVENTOR to any commercial third party or used by ASU in human studies without the prior written consent of LICENSEE, such consent to not be unreasonably withheld. The foregoing sentence shall not apply to any material in which LICENSEE has expressly relinquished all rights hereunder as provided for in Paragraph 6.4 or otherwise.

2.5	This Agreement and grant of license hereunder are subject to the provisions of Article 8 hereof entitled “DUE DILIGENCE & MARKETING OBLIGATIONS” as well as the provisions of The Intellectual Property Policy of the Arizona Board of Regents, attached hereto as Appendix A.

3.	SUB-LICENSES

3.1	ASU also hereby grants to the LICENSEE the right to issue sub-licenses in the TERRITORY to SUB-LICENSEES to develop, have developed, make, have made, market, import, sell and otherwise use LICENSED PRODUCTS and to practice the LICENSED METHODS, provided the LICENSEE has current rights thereto under this Agreement. To the extent applicable, such sub-licenses shall include all of the rights of and obligations due to ASU (and, if applicable, the United States Government) that are contained in this Agreement including without limitation those obligations set forth in Article 25.

3.2	The LICENSEE shall provide ASU with a copy of each sub-license issued; collect and guarantee payment of all royalties due ASU from SUB-LICENSEES; and summarize and deliver all reports due ASU from SUB-LICENSEES, as provided herein.

3.3	Except as otherwise provided in Paragraph 16.5 hereof, upon termination of this Agreement for any reason, ASU, at its sole discretion, may determine whether any or all sub-licenses are to be canceled or assigned to ASU.

4.	LICENSE ISSUE FEE AND MILESTONE PAYMENTS

The LICENSEE agrees to pay to ASU License Issue Fees and milestone payments in accordance with the sub-paragraphs below:

4.1	For ASU’s PATENT RIGHTS I:

4.1.1	$90,000 will be payable within ten (10) days of the EFFECTIVE DATE.

4.1.2	Ten payments of $72,000 each are payable upon each June 1 and December 1 following the EFFECTIVE DATE, commencing on December 1, 1999.

4.1.3	Notwithstanding the foregoing LICENSEE may, upon written notice to ASU, elect to credit part of the $300,000 Option Fee paid to ASU upon execution of the Option Agreement previously executed by the parties hereto against and up to the maximum of the ninth and tenth payments due pursuant to Paragraph 4.1.2.

4.2	For ASU’s PATENT RIGHTS II:

4.2.1	$10,000 will be payable within ten (10) days of the EFFECTIVE DATE.

4.2.2	Ten payments of $8,000 each are payable upon each June 1 and December 1 following the EFFECTIVE DATE, commencing on December 1, 1999.

4.2.3	Notwithstanding the foregoing, LICENSEE may, upon written notice to ASU, elect to credit part of the $300,000 Option Fee paid to ASU upon execution of the Option Agreement previously executed by the parties hereto against and up to the maximum of the ninth and tenth payments due pursuant to Paragraph 4.2.2.

4.3	For ASU’s PATENT RIGHTS III and ASU’s PATENT RIGHTS IV:

4.3.1	$100,000 will be payable within ten (10) days of the EFFECTIVE DATE.

4.3.2	Ten payments of $80,000 each are payable upon each June 1 and December 1 following the EFFECTIVE DATE, commencing on December 1, 1999.

4.4	FOR ASU’s PATENT RIGHTS V:

4.4.1	$100,000 will be payable as a license fee for the relevant compound upon each exercise of the Option granted (i.e., for each compound for which LICENSEE exercises its Option) pursuant to Paragraph 2.1.2 relating to certain relevant ASU’s PATENT RIGHTS V. Exercise of the Option for each compound disclosed to LICENSEE pursuant to Paragraph 2.1.2 shall be in accordance with notification procedures specified under Article 12 in which LICENSEE shall affirmatively state that it is exercising its rights granted in Paragraph 2.1.2 and enclose payment as provided above, whereupon the licenses granted hereunder shall be deemed to include the rights as provided in Section 2.1.2 with respect to the relevant compound.

4.4.2	Ten payments of $80,000 each per compound for which the Option is exercised are payable upon each June 1 and December 1 following the date of the notice of exercise of the Option for such compound.

5.	PAYMENTS AND ROYALTIES

The LICENSEE shall pay to ASU an earned royalty (“EARNED ROYALTY”) in accordance with the rules specified in Paragraphs 5.9, 5.10 and 5.11. LICENSEE’s and SUB-LICENSEE’s obligation to pay EARNED ROYALTIES shall commence with the first sale of any LICENSED PRODUCT and will continue as long as the LICENSEE and/or SUB-LICENSEES are selling any LICENSED PRODUCT throughout the TERM and in accordance with the sub-paragraphs, below:

5.1	For ASU’s PATENT RIGHTS I:

5.1.1	The LICENSEE shall pay to ASU an EARNED ROYALTY of 6.5% of the NET SALES of all LICENSED PRODUCTS that do not utilize a process or composition of matter covered by claims contained in ASU’s PATENT RIGHTS II.

5.1.2	The royalty rate payable to ASU with respect to NET SALES of LICENSED PRODUCTS which utilize a process or composition of matter covered by claims contained in ASU’s PATENT RIGHTS II in addition to ASU’s PATENT RIGHTS I shall be 5.85% of such NET SALES, and said royalty rate shall be deemed to be payable as compensation for the use of ASU’s PATENT RIGHTS I with respect thereto.

5.2	For ASU’s PATENT RIGHTS II:

The LICENSEE shall pay to ASU an additional EARNED ROYALTY of 0.65% of the NET SALES of all LICENSED PRODUCTS that utilize a process or composition of matter covered by claims contained in ASU’s PATENT RIGHTS II.

5.3	For ASU’s PATENT RIGHTS III:

The LICENSEE shall pay to ASU an EARNED ROYALTY of 6.5% of the NET SALES of all LICENSED PRODUCTS that utilize a process or composition of matter covered by claims contained in ASU’s PATENT RIGHTS III.

5.4	For ASU’s PATENT RIGHTS IV:

The LICENSEE shall pay to ASU an EARNED ROYALTY of 6.5% of the NET SALES of all LICENSED PRODUCTS that utilize a process or composition of matter covered by claims contained in ASU’s PATENT RIGHTS IV.

5.5	For ASU’s PATENT RIGHTS V:

The LICENSEE shall pay to ASU an EARNED ROYALTY of 6.5% of the NET SALES of all LICENSED PRODUCTS that utilize a process or composition of matter covered by claims contained in ASU’s PATENT RIGHTS V.

5.6	Notwithstanding the foregoing, for NET SALES of LICENSED PRODUCTS made by SUB-LICENSEES, the LICENSEE shall pay to ASU an EARNED ROYALTY as follows:

a)	For NET SALES of LICENSED PRODUCTS by SUB-LICENSEES within the United States, Canada or in any member country of the European Patent Organization, the EARNED ROYALTY payable to ASU by LICENSEE shall be based, on a country-by-country basis, on the royalty on NET SALES in such country actually received by LICENSEE from the relevant SUB-LICENSEE as follows:

Royalty Received By LICENSEE	Royalty Payable To ASU
6% or less	3.25%
greater than 6% up to 8%	3.75%
greater than 8% up to 9%	4.00%
greater than 9%	4.25%

b)	For NET SALES of LICENSED PRODUCTS by SUB-LICENSEES in all other countries, the EARNED ROYALTY payable to ASU by LICENSEE hereunder shall be 3.25%.

5.7	The maximum royalty on any NET SALES of LICENSED PRODUCTS hereunder shall be 6.5% if made by LICENSEE or its AFFILIATES, and 4.25%, or such other number as is expressly provided in Section 5.6, if made by SUB-LICENSEES.

5.8	LICENSEE may, upon written notice to ASU, elect to credit any portion of the $300,000 Option Fee not creditable pursuant to Section 4.1.3 or 4.2.3 against EARNED ROYALTIES due pursuant to Section 5.1 or 5.2 (or EARNED ROYALTIES on equivalent sales by SUB-LICENSEES pursuant to Section 5.6) until such entire remainder of the Option Fee is credited.

5.9	For sales of LICENSED PRODUCTS to an AFFILIATE of LICENSEE at a reduced price from that customarily charged to an unrelated third party, the royalty paid to ASU shall be based on the NET SALES of such LICENSED PRODUCTS by the AFFILIATE to the AFFILIATE’S customers. Where the LICENSEE sells LICENSED PRODUCTS for end use to itself or an AFFILIATE, such sale shall be considered a sale at list price, and ASU shall be entitled to receive a royalty in accordance with this Article based on such list price. Each reference to the LICENSEE shall be meant to include its AFFILIATE.

5.10	In the event LICENSEE sells LICENSED PRODUCTS to a SUB-LICENSEE for end use by that SUB-LICENSEE, such sale shall be considered a sale at list price, and ASU shall be entitled to receive a royalty in accordance with this Article based on such list price. If no such list price is available, such sale shall be considered a sale at a commercially reasonable price between arm’s length parties, as determined in good faith by LICENSEE and based on its sales price to other arm’s length third parties, if available.

5.11	Article 1 defines ASU’s COLLECTIVE PATENT RIGHTS and LICENSED PRODUCTS so that royalties are payable on LICENSED PRODUCTS covered by both pending patent applications and issued patents. EARNED ROYALTIES shall be due on LICENSED PRODUCTS in each country where relevant ASU COLLECTIVE PATENT RIGHTS exist, for the duration of VALID CLAIMS of such ASU COLLECTIVE PATENT RIGHTS in such country. EARNED ROYALTIES shall accrue to ASU when LICENSED PRODUCTS are invoiced, or if not invoiced, when delivered to a third party and shall be paid as set forth below.

5.12	Commencing upon the first commercial sale of a LICENSED PRODUCT, the LICENSEE shall pay EARNED ROYALTIES accruing to ASU on a quarterly basis on or before the following dates of each calendar year:

February 28

May 31

August 31

November 30

5.13	Each payment pursuant to this Article 5 shall be for EARNED ROYALTIES that accrued within the LICENSEE’s most recently completed calendar quarter and shall be accompanied by a royalty report. Such reports shall indicate for the relevant quarter the NET SALES of the LICENSED PRODUCT manufactured or sold by LICENSEE and its SUB-LICENSEES with respect to which payments are due, and the amount of those payments. If no payment is due for any period, LICENSEE shall so report.

5.14	The LICENSEE shall pay to ASU a minimum annual royalty of $20,000 for the life of VALID CLAIMS of ASU’s COLLECTIVE PATENT RIGHTS (the “Minimum Annual Royalty”), beginning in the year of LICENSEE’s first receipt of marketing approval for a LICENSED PRODUCT from the US Food and Drug

Administration (“US FDA”) or any other analogous worldwide regulatory agency; provided, however, that for the year in which such approval is received, the LICENSEE’s obligation to pay the Minimum Annual Royalty shall be pro-rated for the number of full months remaining in the calendar year following receipt of such approval and shall be due February 28 of the next year, to allow for crediting of the pro-rated year’s EARNED ROYALTIES. For subsequent years, the Minimum Annual Royalty shall be paid to ASU by February 28 of the year following the year in which the Minimum Annual Royalty accrued, and the EARNED ROYALTY actually paid for the calendar year in which such Minimum Annual Royalty accrued shall be credited against it.

5.15	All moneys due ASU shall be payable in United States funds collectible in Tempe, Arizona. When LICENSED PRODUCTS are sold for moneys other than United States dollars, the EARNED ROYALTIES shall first be determined in the foreign currency of the country in which such LICENSED PRODUCTS were sold and then converted into equivalent United States funds. The exchange rate for such conversion shall be that rate quoted in The Wall Street Journal on the last business day of the reporting period.

5.16	Royalties earned with respect to sales occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. Notwithstanding the foregoing, all payments made by the LICENSEE in fulfillment of ASU’s tax liability in any particular country shall be credited against Earned Royalties or fees due ASU for that country and shall be reported to ASU along with payment of EARNED ROYALTIES, net of any such amount.

5.17	If at any time legal restrictions prevent the prompt remittance of part or all royalties by the LICENSEE with respect to any country where a LICENSED PRODUCT is sold, the LICENSEE shall convert the amount owed to ASU into United States funds and shall pay ASU directly from its U.S. source of funds for the amount impounded. The LICENSEE shall then pay all future royalties due to ASU from its U.S. source of funds so long as the legal restrictions of this Paragraph still apply.

5.18	If any patent or any claim included within ASU’s PATENT RIGHTS is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties hereunder based on such patent or claim or any patentably indistinct claim shall cease as of the date of such final decision. The LICENSEE shall not, however, be relieved from paying any royalties that accrued before that decision or that are based on another patent or claim not involved in that decision.

5.19	No royalties shall be collected or paid on LICENSED PRODUCTS sold to the account of the U.S. Government, any agency thereof, or any state or domestic municipal government as provided for in any License to the Government.

6.	PATENT EXPENSES and PATENT PROSECUTION AND MAINTENANCE

6.1	The costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications licensed under this Agreement from and after the EFFECTIVE DATE shall be borne by the LICENSEE. These costs include any patent prosecution costs that are incurred for appeals, re-examination, re-issue, interferences, or inventorship determinations as well as the maintenance of all resulting patents. ASU shall prepare and deliver to LICENSEE a report setting forth the countries in which it has filed and intends to file applications with respect to ASU’s COLLECTIVE PATENT RIGHTS. LICENSEE may request ASU in writing to eliminate certain countries in which LICENSEE intends not to market the LICENSED PRODUCTS or to file applications in additional countries. LICENSEE shall not be. responsible for any costs incurred by ASU for any countries eliminated in accordance with the foregoing after ASU’s receipt of such request from LICENSEE.

6.2	All patents comprising ASU COLLECTIVE PATENT RIGHTS shall be held in the name of ASU and shall be obtained and maintained using counsel who are on ASU’s list of officially approved intellectual property counsel, and who are approved by LICENSEE, such approval not to be unreasonably withheld.

6.3	Costs pursuant to Paragraph 6.1 that are billed by ASU’s counsel shall be re-billed to LICENSEE and shall be due within 30 days of re-billing by ASU.

6.4	LICENSEE’s obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that the LICENSEE may terminate its obligations with respect to any given patent application or patent upon ninety (90) days written notice to ASU. ASU shall use its best efforts to curtail patent costs when such a notice is received from the LICENSEE for the duration of such ninety (90) day period. ASU may elect to continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that after notice of such election is provided to LICENSEE, the LICENSEE shall have no further right or licenses thereunder. Non-payment of billings and rebillings as provided for in Paragraph 6.3 shall serve as an election by LICENSEE not to maintain such application(s) or patent(s) and shall have the consequences set forth above, subject to the notice provisions of Paragraph 16.1.

6.5	ASU shall have the right to file, prosecute or maintain patent applications at its own expense in any country in which the LICENSEE has not elected to file, prosecute, or maintain patent rights in accordance with this Article, and such applications and resultant patents shall not be subject to this Agreement.

6.6	Provided that LICENSEE has paid billings and rebilling as provided for herein, ASU shall use its best efforts to obtain, file, prosecute and maintain the United States and foreign patents comprising ASU’s COLLECTIVE PATENT RIGHTS, and ASU shall direct its counsel to provide the LICENSEE with copies of all relevant documentation so, that the LICENSEE may be informed and apprised of the continuing prosecution and any related proceedings and the LICENSEE shall keep this documentation confidential. It is understood by LICENSEE that ASU counsel takes instructions only from ASU.

6.7	The LICENSEE shall have the right to request that ASU obtain patent protection on the TECHNOLOGY in foreign countries if available and if it so desires. The LICENSEE shall notify ASU within seven (7) months of the filing of the corresponding United States application of its decision to obtain foreign patents. This notice concerning foreign filing shall be in writing, shall identify the countries desired, and shall reaffirm the LICENSEE’s obligation to underwrite the costs thereof. The absence of any notice from the LICENSEE to ASU either hereunder or in accordance with Paragraph 6.1 shall be considered an election not to secure foreign rights for any patent application.

6.8	ASU shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the LICENSEE to protect the products contemplated to be sold under this Agreement, or to cover competitive products as long as such amendments, in the opinion of ASU’s patent counsel will not jeopardize issuance of a patent. ASU shall pursue all claims of improper inventorship regarding any patent or patent application, which is or would be subject to the licenses granted hereunder as reasonably requested by LICENSEE and at LICENSEE’s expense.

6.9	ASU’s obligation to prosecute any patent application shall cease at such time when ASU is advised by counsel that such parent application has been rejected and an appropriate appeal procedure must be pursued in order to gain issuance of the patent; or if an order for reexamination is issued by the patent office; or if an interference is declared; or if a patent reissuance is required or requested by the LICENSEE. If, however, upon notification by ASU, LICENSEE re-affirms its obligation in writing that LICENSEE will reimburse ASU for the costs involved in such appeals process, ASU will proceed with the necessary action.

6.10	Licensee shall apply for an extension of the term of any patent included within ASU’s PATENT RIGHTS if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The LICENSEE shall prepare all such documents, and ASU agrees to execute such documents and to take such additional related action as the LICENSEE reasonably requests.

6.11	ASU shall promptly advise a LICENSEE of the grant, lapse, revocation, surrender or invalidation of any ASU COLLECTIVE PATENT RIGHT. ASU shall not abandon or irrevocably limit the scope of any ASU COLLECTIVE PATENT RIGHT in any country without the prior written consent of LICENSEE.

7.	TECHNICAL INFORMATION & KNOW-HOW and DUE DILIGENCE REQUIRED of the ASU CANCER RESEARCH INSTITUTE

7.1	Within one hundred twenty (120) days of the EFFECTIVE DATE, the ASU Cancer Research Institute shall use reasonable efforts to disclose or have disclosed to LICENSEE TECHNOLOGY and KNOW-HOW, including without limitation materials, pertaining to LICENSED PRODUCTS that is in its possession and that it has the right to disclose as of such date and that it is aware of. From time to time during the TERM of this Agreement, and to the extent that ASU has all necessary legal and contractual rights to do so, ASU shall promptly disclose to LICENSEE all further TECHNOLOGY and KNOW-HOW pertaining to LICENSED PRODUCTS that is known by ASU (including the ASU Cancer Research Institute) and with respect to which ASU (including the ASU Cancer Research Institute) is then empowered to grant the rights granted to LICENSEE in this Agreement.

7.2	The ASU Cancer Research Institute and ASU agree as follows:

7.2.1	The ASU Cancer Research Institute will (a) submit draft copies to LICENSE of all manuscripts for publication pertinent to COMBRETASTATINS or that contain subject matter pertinent to COMBRETASTATINS or that disclose information or inventions that could possibly fall within the definition of ASU COLLECTIVE PATENT RIGHTS in accordance with the terms and conditions specified in Section 7.5, below.

7.2.2	Except for reasons of Force Majeure as described in Article 19, for five years from the Effective Date, the ASU Cancer Research Institute Will use Its best efforts to synthesize at least one to two new compounds per year or a total of five to ten compounds whose structures would fall within the definition of ASU’s PATENT RIGHTS IV (Pro-Drugs) and to disclose such new Pro-Drug compositions of matter to ASU’s Office of Technology Collaborations & Licensing in accordance with Section 7.2.3, below.

7.2.3	The ASU Cancer Research Institute will disclose to ASU’s Office of Technology Collaborations & Licensing complete and detailed invention disclosure statements for new compositions of matter which, if patented, would be covered by patent rights falling within the definition of ASU PATENT RIGHTS IV or ASU PATENT RIGHTS V no less than thirty (30) days prior to submittal of any manuscript containing a description of said composition of matter or other enabling information.

7.2.4	The ASU Cancer Research Institute will provide LICENSEE with samples of compositions of matter which, if patented, would be covered by patent rights falling within ASU PATENT RIGHTS V and which are disclosed pursuant to Section 7.2.3 as reasonably necessary to permit LICENSEE to evaluate such composition of matter prior to the exercise of any Option with respect thereto pursuant to Section 2.1.2.

7.2.5	ASU will promptly notify LICENSEE of any compositions of matter disclosed to ASU pursuant to Section 7.2.3.

7.3	Each party, for itself and any SUB-LICENSEES, undertakes during the TERM of this Agreement, and for a period of ten (10) years following the termination of this Agreement, to hold in confidence and not to use or disclose to any third party, except as permitted herein, the TECHNOLOGY and KNOW-HOW received from the other party. This obligation shall not apply to the portion(s) of TECHNOLOGY and KNOW-HOW which:

7.3.1	was known to the receiving party or any of its SUB-LICENSEES prior to its receipt by the receiving party, and can be so proved by written or electronic records; or

7.3.2	is received at any time by the receiving party or its SUB-LICENSEES in good faith from a third party lawfully in possession of it and having the right to disclose the same, and can be so proved by written or electronic records; or

7.3.3	is as of the date of receipt by the receiving party in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the employees or agents of the receiving party or its SUB-LICENSEES, and can be so proven by written or electronic records.

7.4	LICENSEE and its SUB-LICENSEES may use and discuss the TECHNOLOGY and KNOW-HOW received from ASU in connection with applying for and securing necessary governmental authorization for the lawful marketing of LICENSED PRODUCTS in the TERRITORY.

7.5	Notwithstanding the provisions of Paragraph 7.2, ASU reserves the right to publish information of scientific importance, including any TECHNOLOGY and KNOW-HOW; provided, however, that (1) the TECHNOLOGY and KNOW-HOW or the material part of it shall, prior to such publication, have been made the subject of a United States patent application, or (2) LICENSEE, upon review as provided for herein, shall have declined to comment within the prescribed period of time. ASU shall furnish LICENSEE with a copy of every relevant publication by ASU pursuant to this Article, prior to publication of the information. LICENSEE shall have thirty (30) days from receipt of the intended publication to indicate to ASU any reasonable revisions or deletions it deems necessary to protect its proprietary rights. Title to any copyrightable material, first produced or composed by one party, shall remain with that party; provided an irrevocable, royalty-free right to reproduce, translate and use the copyrighted material for purposes of this Agreement shall be granted to the other party.

8.	DUE DILIGENCE AND MARKETING OBLIGATIONS

8.1	The LICENSEE, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of LICENSED PRODUCTS and shall diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands. LICENSEE shall promptly notify ASU in writing of the commencement of such marketing.

8.2	LICENSEE shall promptly advise ASU in writing if it decides (i) not to market any LICENSED PRODUCT in any country, (ii) to discontinue, other than for reasons of force majeure, the marketing of such LICENSED PRODUCT in any country, or (iii) to not resume the marketing of such LICENSED PRODUCT in any country following expiration for any reason of force majeure. This notice shall, unless LICENSEE is (a) developing another LICENSED PRODUCT which is either superior, based on data available at that time, or is at the same or a later stage of development than the abandoned LICENSED PRODUCT or (b) marketing another LICENSED PRODUCT for the same indication in such country at such time, serve to terminate this Agreement as to that LICENSED PRODUCT and that country.

8.3	ASU shall promptly advise LICENSEE of any confirmed instance which comes to its attention of severe or unexpected reactions from the use of TECHNOLOGY or any LICENSED PRODUCT.

8.4	LICENSEE shall, in a manner consistent with the effort devoted to products of the same or similar potential of its own development, prepare and file or cause to be prepared and filed all necessary applications to obtain approval for LICENSED PRODUCTS in the name of LICENSEE or its AFFILIATES or SUBLICENSEES from any necessary governmental authorities.

8.5	LICENSEE shall in the performance of any investigation, testing and solicitation of government approvals pertaining to the use of the TECHNOLOGY, exercise at least the same degree of diligence which any reasonable and prudent manufacturer exercises in the investigation, testing and solicitation of government approvals for an invention of similar class or utility invented by employees of and owned by the manufacturer.

8.6	The parties agree to the following scientific research requirements:

8.6.1	The parties agree to form an advisory committee comprised of four (4) personnel to review priorities, goals and objectives to be achieved with respect to compounds not yet under clinical development by LICENSEE. Two persons who are employed by ASU (one being Professor G. R. Pettit) shall be selected by ASU. Two persons who are employed by LICENSEE or a SUB-LICENSEE shall be selected by the LICENSEE. All decisions and recommendations of such advisory committee shall be made in good faith by unanimous agreement and documented in a writing provided to all members of such committee and the parties hereto, and no decision or recommendation of such advisory committee shall be binding unless so made.

8.6.2	The advisory committee to be established as set forth above shall review and make recommendations on the following:

•	Which compounds should be selected for further scientific investigation by the LICENSEE or any SUB-LICENSEE.

•	What the pre-clinical and clinical development goals should be for each compound so selected.

•	What specific studies should be performed by the LICENSEE or any SUB-LICENSEE with respect to selected compounds in terms of the following: pre-clinical development, stability testing, toxicity studies and pharmaco-kinetics or their equivalents.

8.6.3	LICENSEE agrees to use commercially reasonable efforts to follow the committee’s recommendations and to perform any recommended studies. Results will be provided to ASU in accordance with Article 9, REPORTS.

8.7	The following clinical development obligations shall be met by LICENSEE:

LICENSEE, its AFFILIATES or SUB-LICENSEES shall declare a specific lead compound or compounds (LEAD COMPOUND(S)) that LICENSEE intends to pursue the clinical development of as a LICENSED PRODUCT. For that compound or compounds, LICENSEE agrees to fulfill the following requirements set forth in this section:

8.7.1	LICENSEE, its AFFILIATES or SUB-LICENSEES shall file with the US FDA and/or other appropriate worldwide regulatory agencies as LICENSEE deems necessary to commence at least two Phase I clinical trials involving LEAD COMPOUND(S) no later than one (1) year from the EFFECTIVE DATE of the Agreement.

8.7.2	LICENSEE, its AFFILIATES or SUB-LICENSEES shall file with the US FDA and/or other appropriate worldwide regulatory agencies as LICENSEE deems necessary to commence at least two Phase II clinical trials involving LEAD COMPOUND(S) no later than eighteen (18) months from the completion of all relevant Phase II clinical trials for such LEAD COMPOUND(S).

8.7.3	LICENSEE, its AFFILIATES or SUB-LICENSEES shall file with the US FDA and/or other analogous worldwide regulatory agencies as LICENSEE deems necessary to commence at least one Phase III clinical trial involving LEAD COMPOUND(S) no later than one (1) year from the first successful completion (i.e., evidence of efficacy sufficient to proceed to Phase III studies was obtained) of a Phase II clinical trial of LEAD COMPOUND(S).

8.7.4	LICENSEE, its AFFILIATES or SUB-LICENSEES shall use best efforts to make a valid application for an NDA for a LEAD COMPOUND(S) with the US FDA no later than one (1) year after completion of the first Phase II or Phase III clinical trial providing data sufficient to support such a filing.

8.7.5	The clinical trials referred to in Paragraphs 8.7.1, 8.7.2 and 8.7.3, above shall be conducted at the expense of LICENSEE or an AFFILIATE or SUB-LICENSEE.

8.7.6	LICENSEE shall meet the reasonably anticipated market demand for LICENSED PRODUCTS following commencement of marketing and during the TERM of this Agreement.

Otherwise, ASU shall have the right to notify LICENSEE of ASU’s belief in writing that LICENSEE has failed to meet any such specific obligation with respect to any specified LICENSED PRODUCT(S) or LEAD COMPOUNDS(S) and to request LICENSEE to undertake immediate remedial action. If the parties disagree as to any such failure, either may bring the matter up for arbitration in Maricopa County, Arizona upon sixty (60) days prior written notice under the then prevailing rules of the American Arbitration Association for adjudication. If, during the arbitration process, it is determined that LICENSEE has not acted diligently with respect to such LICENSED PRODUCT(S), then LICENSEE has the right to undertake remedial action. If the LICENSEE fails to do so, within a time deemed reasonable by the arbitrator, LICENSEE’S rights under this Agreement(s) may be terminated by ASU with respect to the relevant LICENSED PRODUCT(S) pursuant to Paragraph 16.1.

9.	REPORTS

9.1	Beginning August 31, 1999 and thereafter semi-annually, LICENSEE shall submit to ASU a progress report covering LICENSEE’S activities related to the testing and development of all LICENSED PRODUCTS, as well as other compounds that are not selected as LEAD COMPOUNDS, along with the obtaining of the governmental approvals necessary for marketing of LICENSED PRODUCTS. The LICENSEE shall make these progress reports for each LICENSED PRODUCT until the first commercial sale of that LICENSED PRODUCT occurs in the United States.

9.2	The progress reports submitted under Paragraph 9.1 shall include, but not be limited to, the following topics:

•	summary of work completed

•	key scientific discoveries

•	summary of work in progress

•	current schedule of anticipated events or milestones

9.3	The LICENSEE shall continue to keep ASU informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its SUB-LICENSEES and AFFILIATES.

9.4	The LICENSEE shall report to ASU in its immediately subsequent progress and royalty report the date of first commercial sale of a LICENSED PRODUCT in each country.

9.5	LICENSEE shall keep, and it shall cause its SUB-LICENSEES to keep, accurate records in sufficient detail to enable the payments due under Article 4 and Article 5 to be determined. Upon the request of ASU, LICENSEE and its SUB-LICENSEES shall permit an independent certified public accountant selected by ASU to have access, once in each calendar year during regular business hours and upon reasonable notice to LICENSEE, to those records of LICENSEE and its SUB-LICENSEES as may be necessary or desirable to verify the accuracy of the reports made during the previous calendar year. Should the audit reveal a discrepancy of more than five percent (5%) between the payment reported and the payment actually due to ASU, LICENSEE shall pay all fees and expenses incurred in conducting the audit; otherwise ASU shall pay the fees and expenses incurred in conducting the audit.

10.	WARRANTY

ASU warrants and represents that except for the possible government interest disclosed above, it has the full right and power to grant the license described in Article 2, that it will take no action to negate this right and power and shall take all actions within its control to maintain this right and power and that it has no knowledge of any outstanding undisclosed agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement other than as expressly set forth herein. ASU makes no other representation or warranty, express or implied, and ASU assumes no liability with respect of any infringement of any patent or other right of third parties due to LICENSEE’s activities under the LICENSE granted hereunder and ASU assumes no liability with regard to any claim, specious or otherwise, arising out of alleged side effects or any other alleged performance defect arising out of the use or misuse of the LICENSED PRODUCTS.

11.	PATENT ENFORCEMENT

11.1	If at any time during the TERM of this Agreement either party shall become aware of any infringement or threatened infringement of any of ASU’s COLLECTIVE PATENT RIGHTS, such party shall give immediate notice of it to the other party. ASU shall take all reasonable steps to enforce ASU’s

COLLECTIVE PATENT RIGHTS against infringers. LICENSEE and its SUB- LICENSEES shall give reasonable assistance to ASU and shall have the right to join in any infringement or enforcement action at its own expense to recover damages for injury to LICENSEE or its SUB-LICENSEES resulting from the infringement.

11.2	If ASU is not able or willing to take action against an infringer as set forth above, ASU shall, within one hundred twenty (120) days of receipt of notice of the alleged infringement, notify LICENSEE that it will not take action against the infringer. LICENSEE, and/or its SUB-LICENSEES, after giving ASU written notice of its (their) intention to do so, may at its or their own expense take action. ASU shall permit, if legally necessary, the use of its name and shall execute any documents and do any acts as may be reasonably necessary for the purpose of taking action. LICENSEE shall keep ASU informed of the progress of the action, and ASU shall be entitled to separate counsel at its own expense. Any recovery received by LICENSEE pursuant to this Paragraph shall be retained for the benefit of LICENSEE, provided that royalties specified in Article 5 shall be paid to ASU on that portion of any recovery remaining after reimbursement of all of LICENSEE’s expenses hereunder.

11.3	If LICENSEE, its AFFILIATES or SUB-LICENSEES must pay royalties or license fees in any country to third parties under one or more valid claims of a dominant patent to enable LICENSEE, its AFFILIATES or SUB-LICENSEES to use the inventions of the ASU COLLECTIVE PATENT RIGHTS, those payments shall be credited against LICENSEE’s royalty obligations to ASU hereunder for sales in that country where a valid claim of a dominant patent exists to the extent of payments of royalties or license fees actually made to third parties by LICENSEE, its AFFILIATES and SUB-LICENSEES.

11.4	After an initial determination by a court or tribunal that a claim or claims of any of the ASU COLLECTIVE PATENT RIGHTS is invalid, LICENSEE shall place all royalties due by virtue of such ASU COLLECTIVE PATENT RIGHT in an interest-bearing escrow account until a decision by a court of last resort. If the court of last resort reverses the initial determination, LICENSEE shall cause to be paid to ASU all amounts in escrow plus accrued interest within thirty (30) days after receipt of the determination of the court of last resorts. If the court of last resort upholds the initial determination, LICENSEE shall receive all amounts in escrow, plus accrued interest.

11.5	Each party agrees to use its best efforts whenever a protective order is to be entered with a court of competent jurisdiction, to have the order permit at least one counsel from each party access to information provided under the protective order without restriction.

12.	COMMUNICATION

Any payment, notice, or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to the party by certified or registered mail, postage prepaid, addressed to it at its address set forth or to such other address as it shall be designated by written notice to the other party as follows:

In the case of ASU:

Office of Technology Collaborations & Licensing

Office of the Vice Provost for Research

Arizona State University

P.O. Box 873511

Tempe, AZ 85287-3511

USA

In the case of LICENSEE:	And to:
OXiGENE Europe AB	OXiGENE, Inc.
Blasieholmsgatan 2c	One Copley Place, Suite 602
S-111 48 Stockholm,	Boston, MA 02116
SWEDEN	USA
Attn: Chief Executive Officer	Attn: Chief Operating Officer

Any notice sent by any other means shall be deemed given on the date actually received.

13.	ASSIGNMENTS

This Agreement shall not be assignable by either party without the prior written consent of the other party except to an AFFILIATE or to a successor in ownership of all or substantially all of the business assets to which this Agreement pertains and then only if such successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement which are to be performed by the assigning party.

14.	TECHNICAL ASSISTANCE

14.1	At LICENSEE’S written request, ASU shall:

14.1.1	permit representatives from LICENSEE and its SUB-LICENSEES to visit the facilities of ASU for the purpose of personally observing the practice and testing of TECHNOLOGY or the production of LICENSED PRODUCTS, and

14.1.2	arrange for its or its AFFILIATES’ representatives to visit the facilities of LICENSEE, or its SUB-LICENSEES as may be designated by

LICENSEE to provide LICENSEE, or its SUB-LICENSEES any technical assistance and advice as LICENSEE, and its SUB-LICENSEES may reasonably require in connection with the production, packaging, inspecting, and testing of TECHNOLOGY and the LICENSED PRODUCTS or the LICENSED METHODS.

14.2	LICENSEE shall give ASU reasonable prior notice of the visits or required assistance referred to in Paragraphs 14.1.1 and 14.1.2 above and the visits shall be of reasonable duration and made at reasonable times during regular business hours. LICENSEE and its SUB-LICENSEES shall bear the entire cost of the visits made pursuant to Paragraph 14.1.1 and shall promptly reimburse ASU and its AFFILIATES for all reasonable salary, travel, and other expenses actually incurred by ASU and its Affiliates’ representatives in the course of the visits made to LICENSEE’s and its SUB-LICENSEES’ facilities pursuant to Paragraph 14.1.2.

15.	PATENT MARKING

The LICENSEE shall mark all LICENSED PRODUCTS made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16.	TERMINATION

16.1	Material failure by ASU or LICENSEE to comply with any of the material obligations and conditions contained in this Agreement (a “Default”) shall entitle the non-Defaulting party to give to the party in Default, written notice requiring it to cure the Default. If the Default is not cured or, if in ASU’s judgement, substantial steps have not been taken to cure the Default, within ninety (90) days after the receipt of the notice by the Defaulting party, the non-Defaulting party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement in whole or in part by giving notice to take effect immediately upon receipt by the party in Default; provided, however, that with respect to a Default by LICENSEE under Paragraph 8.7., ASU’s termination right hereunder shall only apply with respect to the LICENSED PRODUCT(S) which is the subject of the Default. If the parties disagree as to the existence of any Default, such matter shall be resolved prior to any termination hereunder by arbitration to be conducted in Mazicopa County, Arizona upon sixty (60) days prior written notice under the then prevailing rules of the American Arbitration Association. The right of either party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous Default. Notwithstanding the foregoing, failure to make any payment as set forth in Paragraph 6.4 shall only have the consequences set forth therein.

16.2	If one of the parties shall voluntarily or involuntarily go into liquidation or bankruptcy, make an assignment for the benefit of creditors, or have a receiver or a trustee appointed for its properties, the other party shall be entitled to terminate this Agreement immediately upon written notice to that party.

16.3	In the event that LICENSEE, in its sole and absolute discretion, determines that (i) filing for US FDA or analogous European regulatory approval is not warranted by the clinical testing data with respect to the clinical trials contemplated by Paragraphs 8.7.1 and/or 8.7.2 with respect to any LICENSED PRODUCT, or (ii) further development of the TECHNOLOGY covered by any ASU PATENT RIGHT is not economically feasible, LICENSEE shall so notify ASU and provide ASU with a report setting forth in reasonable detail the basis for its determination, whereupon LICENSEE may terminate this Agreement with respect to such LICENSED PRODUCT or ASU PATENT RIGHT with no further obligation to ASU except for the payment of any fees which came due or royalties accrued prior to the date of notification by LICENSEE.

16.4	LICENSEE is further entitled to terminate this Agreement at any time, in whole or in part, by giving written notice to ASU two months in advance if LICENSEE comes to the conclusion that further development of any or all LICENSED PRODUCTS is no longer promising to LICENSEE.

16.5	Upon any termination of this Agreement, any SUB-LICENSEE then in good standing shall have the right to continue as a licensee under the relevant rights granted to it hereunder after agreeing in writing to directly assume all relevant obligations of LICENSEE hereunder.

17.	RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION

17.1	Termination of this Agreement, by expiration or otherwise for any reason, shall be without prejudice to:

17.1.1	the rights and obligations provided for in Paragraph 7.3;

17.1.2	ASU’s right to receive all payments and royalties due and accrued and unpaid on the effective date of the termination;

17.1.3	LICENSEE’s rights pursuant to Paragraph 17.3;

17.1.4	the rights and obligations provided for in Article 10, Article 18 and Article 28; and

17.1.5	any other remedies which either party may have under law or equity.

17.2	Following any termination but not the expiration of this Agreement, LICENSEE and its SUB-LICENSEES, may sell, in accordance with the terms of this Agreement, any affected LICENSED PRODUCT which was in process of manufacture or finished on the effective date of the termination, but, with respect to these sales, LICENSEE shall continue to be bound by all of its obligations under this Agreement, including the obligation to render quarterly reports covering sales in accordance with the provisions of Article 9 and the obligation to pay royalties at the rates set forth in Article 5. The right of each party, subsequent to the loss of its license or sub-license upon termination of this Agreement, to challenge the validity or alleged infringement under which a license or sub-license is granted, shall not be prejudiced by reason of the prior existence of this Agreement.

17.3	Following any expiration of the TERM of this Agreement, LICENSEE shall have the right to continue to practice the rights licensed hereunder without any further obligation to ASU. Following the expiration of LICENSEE’s obligation to pay royalties hereunder with respect to any LICENSED PRODUCT in any country as specified in Article 5, LICENSEE shall thereafter have a fully paid license of perpetual duration to make, have made, market, sell and otherwise use such LICENSED PRODUCT in such country.

18.	INSURANCE AND INDEMNIFICATION

18.1	LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory worker’s compensation and employers’ liability requirements covering all employees with respect to activities performed under this Agreement. In addition, LICENSEE shall maintain, from the initiation of human trials, if applicable, and for so long as LICENSEE customarily maintains insurance for its other products, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover the activities of LICENSEE and its SUB-LICENSEES. This insurance shall provide minimum limits of liability of two million dollars ($2,000,000) and shall include the State of Arizona, the Arizona Board of Regents, Arizona State University and their Regents, officers, employers, students and agents as additional insureds. This insurance shall be written to cover claims made during or after the expiration of this Agreement. At ASU’s request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to ASU. LICENSEE shall advise ASU, in writing, that it maintains excess liability coverage over primary insurance for at least the minimum limits set forth above. All insurance of LICENSEE shall be primary coverage; insurance of ASU or the State of Arizona shall be excess and noncontributory.

18.2	LICENSEE agrees to indemnify, hold harmless and defend the State of Arizona, the Arizona Board of Regents, ASU, its officers, employees and agents; the sponsors of the research that led to the TECHNOLOGY; and the INVENTOR of the patents and patent application included in ASU’s COLLECTIVE PATENT RIGHTS (collectively, the INDEMNITEES) against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of rights granted under this Agreement; provided, however, that LICENSEE shall have no obligation to indemnify any INDEMNITIEE for negligence or willful misconduct or breach of any representation contained in this Agreement by such INDEMNITEE.

ASU shall promptly notify LICENSEE in writing of any claim or suit brought against ASU in respect of which ASU intends to invoke the provisions of this Paragraph 18.2. LICENSEE will keep ASU Informed on a current basis of its defense of any claims pursuant to this Paragraph 18.2.

19.	FORCE MAJEURE

The parties shall not be liable for failure or delay upon fulfillment of all or part of this Agreement, directly or indirectly owing to acts of Nature, Governmental orders or restriction, war, warlike condition, revolution, riot, looting, strike, lockout, fire, flood, or any other cause or circumstances beyond the parties’ control including the disability or death of an INVENTOR.

20.	LATE PAYMENTS

In the event royalty payments, re-billings or fees are not received by ASU when due, the LICENSEE shall pay to ASU interest charges at a rate of ten (10) percent per annum. Interest shall be calculated from the date payment was due until actually received by ASU.

21.	WAIVER

No waiver by either party to this Agreement of any breach or default of any of the covenants or agreements set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

22.	COMPLIANCE

LICENSEE shall manufacture LICENSED PRODUCTS in accordance with applicable US law.

23.	GOVERNING LAWS

THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

24.	REPRESENTATIONS

Each party represents that it is authorized to enter into this Agreement and that in the due performance of its obligations it would not be acting in violation of any outstanding obligation, contractual or otherwise, that may be owed by that party to any third party.

25.	PREFERENCE FOR UNITED STATES INDUSTRY

Because this Agreement grants the exclusive right to use or sell the TECHNOLOGY in the United States, the LICENSEE agrees that any products embodying this

TECHNOLOGY or produced through the use of the TECHNOLOGY will be manufactured substantially in the United States.

26.	FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

If the law of any nation requires that this Agreement or any associated transaction be either approved or registered with any governmental agency, the LICENSEE shall assume all legal obligations to do so.

27.	EXPORT CONTROL LAWS

The LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of LICENSED PRODUCTS and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

28.	MISCELLANEOUS

28.1	This Agreement will not be binding upon the parties until it has been signed below on behalf of each party; it shall then be effective as of the EFFECTIVE DATE. No amendment or modification shall be valid or binding upon the parties unless made in writing and signed by each party.

28.2	This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, whether verbal or written, between the parties hereto relating to its subject matter.

28.3	LICENSEE shall have no right to use the name or other designation of the Arizona Board of Regents or Arizona State University or the INVENTOR in connection with any sale or promotion of LICENSED PRODUCT without the express written consent of the Arizona Board of Regents, ASU or the INVENTOR, respectively.

28.4	If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

28.5	The headings of the articles are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

28.6	ASU is a public institution and only those obligations imposed upon ASU which can be lawfully undertaken by the Board of Regents in accordance with its legislative charter shall be enforceable.

28.7	LICENSEE agrees that the personnel of LICENSEE will not for any purpose be considered employees or agents of ASU and that LICENSEE assumes full responsibility for the actions of its personnel while performing services under this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits. ASU agrees that the personnel of ASU will not for any purpose be considered employees or agents of LICENSEE and that ASU assumes full responsibility for the actions of its personnel while performing services under this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits.

28.8	The parties agree to comply with all applicable state and federal laws, rules, regulations and executive orders as to equal employment opportunity, nondiscrimination and affirmative action.

28.9	This Agreement is subject to Section 38-511, Arizona Revised Statutes.

28.10	In the event of a dispute under this Agreement, the parties agree to use arbitration to the extent required under Sections 12-1518 and 12-133, Arizona Revised Statutes.

28.11	To the extent required by Section 35-214, Arizona Revised Statutes, LICENSEE agrees to retain all books, accounts, reports, files and other records of LICENSEE relating to this Agreement and make those records available at all reasonable times for inspection and audit by ASU or the Auditor General of the State of Arizona, or their agents, during the terms of and for a period of five (5) years after the completion of this Agreement.

IN WITNESS WHEREOF, both ASU and LICENSEE have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the EFFECTIVE DATE.

ARIZONA BOARD OF REGENTS a body corporate of the State of Arizona acting for ARIZONA STATE UNIVERSITY (“ASU”)	OXiGENE Europe AB (“LICENSEE”)

By: /s/ Alan M. Poskanzer, Ph.D.	By: /s/ Björn Nordenvall

Title: Director	Title: President and Chief
Office of Technology Collaborations & Licensing	Executive Officer

Date: August 2, 1999	Date: August 5, 1999

By: /s/ Bo Haglund

Name: Bo Haglund

Title: Chief Financial Officer

Date: August 5, 1999

APPENDIX A

INTELLECTUAL PROPERTY POLICY

See attached.

CHAPTER VI

6-008 Intellectual Property Policy

Preamble

The Arizona Board of Regents, and the three universities which the Board governs, are all dedicated to teaching, research, and extension of knowledge to the public. The university community recognizes its responsibility to produce and disseminate knowledge. Inherent in this responsibility is the need to encourage the production of creative and scholarly works and the development of new and useful materials, devices, processes, and other Intellectual property, some of which may have potential commercial value. These activities contribute to the professional development of the individuals involved, enhance the reputation of the university in which they work, provide additional educational opportunities for participating students, and promote the public welfare.

Intellectual property that has commercial potential may be protected under a variety of mechanisms including copyrights, patents, trade secrets, trademarks, and plant variety protection. The rights and privileges, as well as the incentive, of the creators of intellectual property must be preserved so that their abilities and the abilities of others are encouraged and stimulated. The Board and the three universities must promote the appropriate development and marketing of the Board’s intellectual property for the public good.

A.	Purpose statement

The Board encourages employees, including faculty, staff, administrators, student employees, visiting faculty and researchers paid by a university governed by the Board (collectively “employees”) to undertake and receive recognition for, and share in the revenue resulting from their creative endeavors. Federal and state law provide for Board ownership of intellectual property created by university employees. The Board will use benefits derived from this intellectual property to further the teaching or academic research program of the respective universities in areas of intellectual property.

Each university may patent, register, market, and license intellectual property using its own resources or through one or more intellectual property management organizations. The net income derived by the university will be shared with the creator of the intellectual property in accordance with this policy, and the remainder will be used in support of research, investigation, research fellowships, or other activities relevant to the generation of intellectual property at the institution.

The Board encourages university-industry cooperation to enable universities to comply with state policy or legislation encouraging technology transfer, and to support university-industry collaborative agreements which bring additional resources to the universities. This policy provides universities the discretion to retain ownership in intellectual property, or to enter into agreements with industry sponsors to grant exclusive or non-exclusive licenses, or, when appropriate, to assign title to intellectual property.

B.	Categories of Intellectual Property

This policy covers all forms of legally recognized “Intellectual Property” which is created at the universities, including, but not limited to the following:

1.	Patents (as defined in 35 US Code) which includes but is not limited to: Inventions and discoveries (e.g., devices, processes, improvements, and patentable software)

2.	Copyrights (as defined in 17 US Code) which includes but is not limited to:

(a)	scholarly works (e,g., textbooks, class notes, research monographs and articles, publications, instructional materials, and research materials);

(b)	creative/artistic works (e.g., music, art, dance, architecture, sculpture, poetry, fiction, and film);

(c)	copyrightable software (commercial as well as academic or research);

(d)	other developing areas, including but not limited to multimedia works, and various other forms of electronic communications, including media used for distance learning; and

(e)	mask works.

3.	Trademarks. (As recognized by federal and state laws)

4.	Trade secrets. (As defined by the Uniform Trade Secrets Act; Note, however, that the universities do not maintain trade secrets, unless belonging to and disclosed by, an outside sponsor.)

5.	Data. All data are considered to be subject to this policy, as intellectual property is often present in data that are generated during research at the university. Data shall include, but not be limited to:

(a)	lab notes, results of analyses, etc.;

(b)	research notes, research data reports, and research notebooks, etc.

This policy will cover any new forms of intellectual property that may be added to the above categories during the time this policy is in effect. By way of illustration, in the event databases are given protection under the copyright laws in the future, databases will be covered under this policy.

C.	Intellectual Property Creation and Ownership

Ownership in intellectual property will be determined in accordance with the following categories of creation:

1.	Sponsor-Supported Projects

A “Sponsored Project” is research that has a defined scope of work and is funded by one or more non-university entities (“Sponsor(s)”) pursuant to a “Sponsored Project Agreement”. Initially, federal and state law defining authorship and inventorship will determine ownership (and all associated rights) relevant to intellectual property developed during the course of work on projects funded by Sponsored Project agreements. A university may agree to give the Sponsor an exclusive option for a limited period of time for the right of first negotiation for a license to intellectual property owned by the university arising from a Sponsored Project (hereinafter “University Contract IP”). The option period will not exceed one year from formal disclosure to the Sponsor of the University Contract IP, or six months from the date of expiration of the Sponsored Project, whichever is earlier in time. A university may also agree to assign title to the Sponsor in any University Contract IP. The agreement or license will be negotiated on behalf of the university by, or under the authority of, the individual designated by the university to be responsible for the administration of intellectual property (the “IP Official”), or by the intellectual property management organization, if any, representing the university. The IP Official shall use his or her best efforts to consult with the creator(s) and principal investigator(s) during the negotiation process. The IP Official shall provide the creator(s) (including inventor(s)) and principal investigator(s) currently employed by the university with a copy of the negotiated agreement prior to its final execution. In the event the creator(s) or principal investigator(s) do not agree with the negotiated terms, he or she shall have the right to appeal the IP Official’s position before the agreement is executed, in accordance with Section I of this policy, following the process and time limits established by each university. The agreement will be executed by the designated university officials subject to review by university counsel.

While the value of intellectual property cannot be predetermined, the Board requires the university to determine a minimum amount of financial support (which will be based on the total cost to the university of development of the applicable intellectual property), on a case-by-case basis, below which an assignment of title to University Contract IP will not be considered. In some cases it may not be possible to calculate the total costs of development until after the intellectual property has been developed and disclosed.

If the university wishes to assign the title or to license the University Contract IP, the Sponsored Project agreement will include the following provisions:

a.	In cases of assignment of title:

(1)	A provision for monetary support, which must take the form of one of the following two options:

(a)	The Sponsor will pay an assignment fee of at least fifty percent of the university’s total cost of research and development, including all contract modifications or extensions. The Sponsor will pay the assignment fee after the University Contract IP has been created, reported to the Sponsor, and at the time the assignment of title is made; or

(b)	The Sponsor will pay all costs of research, including salaries, materials, other direct costs, and the university’s fully-burdened overhead.

If possible, the university will calculate such amounts and include them in the Sponsored Project Agreement.

(2)	Due-diligence Milestones negotiated on a case-by-base basis to include a “Reassignment Right” exercisable by the university if the Sponsor has not made a good-faith attempt to meet the negotiated Due-diligence Milestones. “Due-diligence Milestones” shall mean objectively measurable goals which a Sponsor will in good faith pursue in order to bring to the public the benefits of the University Contract IP. Due-diligence Milestones may include, by way of example and without limitation, commercialization of University Contract IP, use of University Contract IP to produce products, and licensing or disclosure of University Contract IP to third parties.

(3)	“Reassignment Right” will include, but not be limited to, one or more of the following, as negotiated by the parties at the time of negotiating the Due-diligence Milestones:

(a)	Right of the university to license other parties, either exclusively or non-exclusively;

(b)	Right of the university to collect a periodic “maintenance fee” from Sponsor until such time as Due-diligence Milestones are met, or Sponsor determines it will not commercialize the intellectual property and voluntarily grants its rights to the University Contract IP back to the university.

(4)	A windfall provision, in which an appropriate payment or payment schedule is specified based on some mutually agreed upon threshold or event. The parameters of this provision, such as the windfall threshold and the amount of any payments, will be determined on a case-by-case basis.

b.	In cases of licensing:

(1)	Due-diligence Milestones negotiated on a case-by-case basis, to include, in the case of an exclusive license, “March-in-Rights” if the Sponsor has not made a good-faith attempt to meet the negotiated Due-diligence Milestones. “March-in-Rights” will include, but not be limited to, one or more of the following, as negotiated by the parties at the time of negotiating the Due-diligence Milestones:

(a)	Right of the university to license other parties, either exclusively or non-exclusively;

(b)	Right of the university to collect a periodic “maintenance fee” from Sponsor until such time as Due-diligence Milestones are met, or Sponsor determines it will not commercialize the intellectual property and voluntarily terminates its license rights to the University Contract IP.

(2)	A provision for reasonable and customary, but unspecified, royalties, since the value of prospective intellectual property cannot be pre-determined.

c.	In cases of either licensing or assignment of title:

(1)	The right of the university to retain a royalty-free license for its own internal use of the University Contract IP for research and educational purposes, and a provision that the university has the right to use the University Contract IP in any and all subsequent Sponsored research at the university. This provision does not require the university to retain a right to sublicense such University Contract IP to third parties.

(2)	The right of the university to make public through publication or presentation any University Contract IP developed under the agreement. The Sponsor may be given up to ninety days to review the manuscript and secure appropriate intellectual property protection (to include the right to remove any Sponsor trade secrets or proprietary information from such manuscripts) prior to actual publication or presentation.

(3)	The obligation of the Sponsor to pay patent costs. If the university is filing the patents, such costs to the Sponsor may be capped at reasonable and customary fee amounts.

2.	University-Assigned Projects

The Board owns intellectual property developed as a result of employee work performed in the course and scope of employment. “Course and scope of employment” shall include any activity that is listed or described in the employee’s job description or is within the employee’s field of employment, including research, instruction, or other activities assigned to the employee that involve the creation of intellectual property. Copyrightable works created by an employee in the course and scope of employment are considered to be works made for hire under U.S. Copyright Law, with ownership vested in the Board. The employee must cooperate fully with the university and will execute all documentation necessary to assign ownership and, if necessary, to secure protection of intellectual property owned by the Board.

3.	University-Assisted Projects

The Board owns intellectual property developed by university employees through an effort which makes significant use of university resources. The employee must cooperate fully with the university and will execute all documentation necessary to assign ownership and, if necessary, to secure protection of this intellectual property. The Board does not construe the use of office space, library resources, personal workstations, or personal computers as constituting significant use of university resources. Significant use of university resources includes but is not limited to: Use of research funding; use of funding allocated for asynchronous or distance learning programs; use of university-paid time within the employment period; assistance of support staff; use of telecommunication services; use of university central computing resources; use of instructional design or media production services; access to and use of research equipment and facilities, or production facilities.

4.	Employee-Excluded Works

The Board releases to the creator all ownership of intellectual property in the following categories of work, subject to contractual rights of Sponsors. However, the Board retains a paid-up, non-exclusive license to use this intellectual property for education, research, and public service.

a.	Traditional publications in academia, including scholarly works, textbooks, and course notes

b.	Artistic works (music, art, dance, film, etc.)

c.	Academic software (not for commercial application)

d.	Student works (the student owns his/her own works, unless the student is a university employee and the work is part of his/her employment, or the student makes significant use of university resources, or the student’s work is part of a Sponsor-supported project. Student works are not subject to revenue sharing described above.)

e.	Electronic publications, including on-line courses will be reviewed on a case-by-case basis.

5.	Outside Consulting

Consulting for outside organizations is encouraged and may be performed by university employees pursuant to applicable Board and university policies, including policies on consulting, conflict of interest, and this Intellectual Property Policy. If the employee’s obligations under this Intellectual Property Policy conflict with the employee’s obligations to the consulting entity, the obligations under this Intellectual Property Policy will take precedence.

6.	Individual Projects

The Board owns intellectual property developed by university employees, unless the creator of the intellectual property can demonstrate that it was not developed as a “Sponsor-Supported Project,” a “University-Assigned Project,” or a “University-Assisted Project,” as defined above.

7.	Visiting Faculty, Researchers, and Scientists

The Board owns intellectual property created by visiting faculty, researchers, and scientists. However, the IP Official may make exceptions on a case-by-case basis, consistent with this policy.

D.	Administrative Responsibilities

1.	Responsibilities of the Creator(s) of Intellectual Property

Each employee (including visiting faculty, researchers, and scientists) must disclose any intellectual property made by that person, or resulting from work carried on under his/her direction, in which the Board or a Sponsor may have an interest.

Intellectual property created as a result of outside consulting must be disclosed to the university only to the extent that the creation of the intellectual property would fall within the above categories under which the Board claims ownership, or as required by other university or Board policies or state laws.

The creator must disclose intellectual property promptly to the head of the department on those forms used by the university, with an information copy to the dean of the college or administrative officer, or as otherwise designated by the IP Official. The department head will, as appropriate, indicate his/her opinion concerning the scientific, technical, and economic merit of the discovery, the likelihood and desirability of obtaining intellectual property protection, and an estimate of the commercial possibilities of this intellectual property, and transmit that statement to the IP Official.

The creator must cooperate fully with the university and will execute all documentation necessary to assign ownership, and, if necessary, to secure protection of intellectual property owned by the Board in those countries designated by the university IP Official.

2.	Responsibilities of the IP Official

The IP Official, or his/her designee, will administer all intellectual property disclosed in accordance with the requirements of this policy as follows (not necessarily listed in order of preference):

a.	Released to the creator if the IP Official determines within a reasonable time that the interests of the Board are better served by releasing ownership to the creator under conditions to be specified by the university to include, but not be limited to the following:

(1)	the Board retains a paid-up, non-exclusive license to use this intellectual property for education, research, and public service;

(2)	provision for a minimal royalty to university in the event a profit is made from commercialization of the intellectual property; and

(3)	the faculty creator may not use university facilities to improve upon the invention. If the inventor wishes to continue work on the invention using university managed funds and/or facilities, they will need to do so under an arm’s length relationship (i.e., full Board disclosure and license).

b.	Licensed to the creator, at the university’s discretion, subject to compliance with other applicable policies and approvals;

c.	Assigned to one or more intellectual property management organizations for commercial development in accordance with Board policy on technology transfer consistent with all applicable requirements of this policy;

d.	Licensed or assigned to the research sponsor under which the intellectual property was created if license or assignment is required by the contract with the sponsor and is permitted or is required by law;

e.	Patented, or otherwise protected, by the university, appropriately marketed, and either licensed or assigned to another organization for commercialization consistent with the Section regarding Sponsor-Supported Projects of this Policy;

f.	Archived by the university with notification to the creator.

3.	Responsibilities of the University

The university vice-president or vice-provost for research, or his/her designee, will require that:

a.	The university or its nominee or licensee will pay all costs involved in obtaining and maintaining domestic and/or foreign protection for intellectual property for which the Board holds an interest.

b.	The university will establish and administer a fund for the promotion of research and development of intellectual property. The fund will include monies received by the university from intellectual property created by its employees. The IP Official, or a designee, will administer this fund according to policies and procedures established by the university.

c.	An intellectual property committee of faculty and staff will be appointed by the president, or his/her designee, of each university in accordance with that university’s policies and procedures. The intellectual property committee will review proposed changes in the Intellectual Property Policy and make its recommendations to the president through the IP Official. The intellectual property committee will also operate as a review committee in accordance with this Policy.

E.	Publication Rights/Responsibilities for the Protection of Intellectual Property

Early peer-reviewed publication of results is a major objective of academic research. The Board does not intend for this policy to impede a university employee’s ability to publish. Public disclosure of a patentable invention prior to filing for a patent application will, however, preclude the availability of patent protection in most countries. “Public disclosure” includes any non-confidential written or oral disclosure that describes the invention (e.g., at a scientific meeting, in a journal, or even in an informal discussion with outside colleagues). However, limited disclosure of intellectual property internally within the university will not interfere with the ability to protect the intellectual property. University employees should consider delaying public disclosure of intellectual property until the internal evaluation process is completed by the university IP Official. The universities will make every effort to expedite the evaluation process when an employee indicates a compelling need for rapid publication.

The foregoing provision does not apply to a Sponsor’s proprietary information disclosed to the university pursuant to a non-disclosure agreement. In the case of Sponsor-supported projects, the Sponsored Project agreement may provide for delay of publication to allow the Sponsor to adequately protect its own intellectual property.

F.	Revenue Sharing

The university will pay the creator a share of the net income received by the university from any intellectual property licensed or assigned in accordance with this policy. “Net income” is defined as gross revenues resulting from any given intellectual property, less a university administrative fee of not to exceed 15%, then less all unreimbursed costs incurred by the university or its nominee in protecting, licensing, and maintaining the intellectual property. The IP Official will determine the percentage to be paid to the creator, ensuring that it is in accordance with the university’s revenue sharing policy, subject, however, to the following minimum:

The employee who creates intellectual property as the result of work for which he/she is paid by the university and where he/she uses university facilities and resources will receive a minimum of 50% of the first net $10,000 received by the university and a minimum of 25% of the net amount received by the university in excess of the first net $10,000. This royalty revenue sharing is not to be construed as wages or salary compensation to the employee from the university, but rather as separate income derived from commercialization of intellectual property. In addition, an employee’s rights which have accrued to this royalty revenue sharing shall continue beyond such employee’s employment with the university.

G.	Faculty Owned or Affiliated Companies Based on the Board’s Intellectual Property

With respect to university employees holding interest in private organizations which are based on intellectual property owned by the Board, the creator of the intellectual property which is of interest to that private organization must comply with administrative responsibilities detailed above.

The IP Official will use his/her best efforts to negotiate an appropriate agreement with the private organization whenever one or more university employees(s):

1.	Holds a substantial interest in that organization;

2.	Is a creator of university intellectual property related to the business of the organization; and

3.	Continues his or her university employment in an area related to the business of the organization,

A license or assignment or option agreement between the university and any organization in which an employee owns a substantial interest will be individually evaluated and negotiated for each technology or improvement for which the organization wishes to acquire rights from the university. Such agreements shall be subject to customary terms and conditions consistent with the section on Sponsor-Supported Projects of this policy.

If the company in which a university employee holds a substantial interest is given more favorable royalty terms than is usually granted in comparable cases in its license with the university, then the IP Official will determine whether that university employee, who holds a substantial interest the company licensing university technology developed by that university employee, should receive a personal share of the licensing income received by the university from that company in addition to that employee’s equity or other financial interest in that company. If the IP Official determines that the affected employee should not receive his/her personal share of university licensing income, then the share of licensing income that would otherwise be disbursed to the employee personally will be distributed among the other university accounts designated in the university’s income distribution policy.

For purposes of this Section, the interest owned by the university employee at the time of Board approval of the employee’s relationship with the company will be the interest used in determining whether the employee has a “substantial interest.”

H.	Conflict of interest

A grant, contract, or any other form of agreement between a university and any organization containing a provision assigning title or granting an exclusive license is subject to final approval by the Board if a university employee has a substantial or material interest in the contracting organization or any entity engaged in a business relationship with the contracting organization. All agreements are subject to federal and state law and Board policy regarding conflict of interest and technology transfer.

Approval by the Board for either the creation of any organization or any substantial interest in an organization under applicable Arizona law does not exempt any agreement between that university and the organization from the provisions of this Section.

I.	Interpretation, Decisions, Appeals (Disputes)

If the employee does not agree with any interpretation or decision made by the IP Official, the employee may ask the Intellectual Property Committee to review that decision.

The Intellectual Property Committee will review all relevant information submitted to it and will make its recommendation concerning the disputed decision to the president of the university involved, or his/her designee, who will make the final decision.

The final decision of the president or his/her designee is subject to judicial review only pursuant to Arizona Revised Statutes Title 12, Chapter 7, Article 6. Failure to complete the above review procedures will constitute a failure to exhaust administrative remedies.

(ABOR 9/85, 9/87, 2/88, 5/96, 6/99)